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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): January 9, 1998


                                 STAFFMARK, INC.
             (Exact name of registrant as specified in its charter)


               Delaware                    0-20971                71-0788538
   (State of other jurisdiction of (Commission File Number)   (I.R.S. Employer
             incorporation)                                  Identification No.)

         302 East Millsap Road                                      72703
         Fayetteville, Arkansas                                    (Zip Code)

(Address of principal executive offices)

Registrant's telephone number, including area code:  (501) 973-6000



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Item 2.  Acquisition or Disposition of Assets

         On January 9, 1998, StaffMark, Inc. (the "Company") completed the purchase of all of the outstanding equity interests of Strategic Legal Resources, LLC, a New York limited liability company ("SLR"). SLR provides legal professionals to law firms, corporations and financial institutions and is headquartered in New York, New York. The total consideration paid for the membership interests of SLR was approximately $13.8 million, consisting of approximately $12.3 million in cash and 46,320 shares of the Company's common stock, plus a contingent earnout based upon the future performance of SLR. The purchase price was determined as a result of direct negotiations with SLR and its members. On January 23, 1998, the Company filed the Form 8-K with the Commission to which this amendment relates.

Item 7.  Financial Statements and Exhibits

                  The Company filed its Annual Report on Form 10-K for the year ended December 31, 1997 with the Commission on March 13, 1998, and, accordingly, the Company's acquisition of SLR is no longer deemed to be significant under the guidelines established by the Commission in Rule 1-02(w). As a result, the financial information required under Item 7(a) and Item 7(b) of Form 8-K are not applicable to the transaction discussed in Item 2 above, and have, therefore, been excluded from this filing.

         (c)      Exhibits. The following exhibit is filed with this Form 8-K/A:

                  2.1 Membership Interest Purchase Agreement dated January 9, 1998, by and among StaffMark, Inc., Elihu Gordis, Jay
                         B. Horowitz, Eugene Greene and Kristin E. Vickery, incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K, filed with the Commission on January 23, 1998, to which this amendment relates.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  STAFFMARK, INC.
                                                   (Registrant)

Dated: March 16, 1998                         By: /s/ Terry C. Bellora
                                                 ---------------------------
                                                      Terry C. Bellora
                                                      Chief Financial Officer



                                  EXHIBIT INDEX


            2.1 Membership Interest Purchase Agreement dated January 9, 1998, by and among StaffMark, Inc., Elihu Gordis, Jay B. Horowitz, Eugene Greene and Kristin E. Vickery, incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K, filed with the Commission on January 23, 1998, to which this amendment relates.